Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000    *    (813) 283-7001

NEWS RELEASE

CONTACTS:	Kim Francis	Tara Gudger
	Checkers/Rally’s	MB2 Motorsports
	813-401-1018 (mobile)	919-559-9654 (mobile)

Checkers®/Rally’s® and NASCAR® . . . a Perfect #10
Official Drive-Thru Restaurant of NASCAR Accelerates Brand Presence with Primary Sponsorship of MB2’s Scott Riggs

TAMPA, FL – August 5, 2005 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the Official Burger and Drive-Thru Restaurant of NASCAR®, today announced that it is accelerating its presence in the sport by signing on as the primary sponsor for five high profile, NASCAR NEXTEL Cup Series races this season with the No. 10 MB2 Motorsports Chevrolet driven by Scott Riggs.

This weekend’s Allstate 400® at the Brickyard (NBC, 2:30 p.m. EDT) kicks off the five-race sponsorship package with Rally’s® being the primary brand on the No. 10 Chevy.

“This is our first year as the Official Burger and Official Drive-Thru Restaurant of NASCAR. Halfway through the season, Checkers®/Rally’s has already realized tremendous brand exposure on a national basis,” said Keith Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “We have successfully activated our NASCAR and numerous track sponsorships at our restaurants throughout the country. Our NASCAR Combo is one of our best selling combos system wide.”

“In addition, we have effectively integrated our sponsorships into our local, regional and national advertising messages for both consumers and franchising prospects,” said Sirois. “Now, we look forward to adding a primary sponsorship of the No. 10 car to our already strong sponsorship initiative.”

The other four primary brand sponsored races will be:

•        Sharpie 500, Bristol Motor Speedway (Aug. 27, TNT, 7 p.m.) – Checkers

•        UAW-Ford 500, Talladega Superspeedway (Oct. 2, NBC, 1:30 p.m.) – Rally’s

•        Bass Pro Shops MBNA 500, Atlanta Motor Speedway (Oct. 30, NBC, 12 p.m.) – Checkers

•        Ford 400, Homestead-Miami Speedway (Nov. 20, NBC, 4 p.m.) – Checkers

“While giving our brand significant exposure during these nationally televised races, the tracks featuring our MB2 sponsorship align strategically with our core Midwestern and Southeastern market footprint,” said Richard Turer, Vice President of Marketing, Checkers Drive-In Restaurants, Inc. “We look forward to cheering on our new Checkers/Rally’s racing team.”

In addition to this primary sponsorship, Checkers/Rally’s becomes an associate sponsor of MB2’s No. 01 U.S. Army Team and driver Joe Nemechek. Checkers/Rally’s also retains promotional rights with MB2 for the 2006 NASCAR season.

“We’re thrilled that Checkers/Rally’s has chosen to partner with MB2 as we strive to have a strong finish in 2005,” said Jay Frye, General Manager and Chief Executive Officer of MB2 Motorsports. “We look forward to making Checkers/Rally’s first experience as a primary sponsor a memorable one and will continue to explore new opportunities for 2006.”

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com/) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®. In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

Photo Caption:

MB2 driver Scott Riggs and Keith Sirois, President and CEO of Checkers Drive-In Restaurants, Inc., unveiled the new Checkers®/Rally’s® No. 10 cars at a press conference on August 5th at the Indianapolis Motor Speedway.